Exhibit 10.43

Summary of Annual Incentive Plan

Krispy Kreme has an informal annual incentive plan which represents, in most cases, the short-term component of our incentive compensation package. This plan was originally adopted by the Compensation Committee in July 2006 and was expanded to cover executive officers in December 2006. This plan ties the incentive compensation payable to the employee principally to the attainment of specific, objective performance targets. These targets are based on actual overall company performance compared to our business plan objectives. It is expected that key plan measurements will include revenues, EBITDA, cash flow from operations, other company performance metrics and, to reflect the importance of building sustainable growth, other measurements based on progress in achieving our mission and strategic objectives. The targets will not be based, implicitly or explicitly, on meeting or exceeding any earnings guidance, consensus earnings estimates or similar measures.

The amount of cash incentives potentially payable to employees is determined based on (1) a target cash incentive amount which is set as a percentage of an individual employee’s salary and (2) how actual results compare to the targeted performance measures.

Initial awards to executive officers under the plan were made on a pro rated basis with respect to the fourth quarter of fiscal 2007. Going forward, however, we expect that key plan measurements for executive officers will be determined on an annual basis and cash incentives will be payable (in compliance with applicable tax rules regarding deferred compensation) in the first quarter of the fiscal year following the year in which performance is tested. With respect to awards for employees other than executive officers, we expect that, in the near term, these awards will be payable on a quarterly basis.

The Compensation Committee has the authority under the annual incentive plan to adjust any goal with respect to the executive officers and the other employees. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.